EXHIBIT 99.1

Qumu Reports First Quarter 2015 Financial Results

Revenue of $6.0 Million Up 52% from 1Q 2014

Conference Call Today at 4:30 p.m. ET

Minneapolis, MN – May 7, 2015 – Qumu Corporation (NASDAQ: QUMU) today reported financial results for the first quarter ended March 31, 2015. Revenue totaled $6.0 million in the first quarter, 52% above $3.9 million in revenue in last year’s first quarter. Contracted commitments totaled $8.1 million in the first quarter of 2015 compared with $14.3 million in the first quarter of 2014. The first quarter 2014 contracted commitments included a large order from one customer totaling $9.5 million. Excluding this transaction, Qumu’s first quarter 2015 commitments increased 69% from the 2014 first quarter.

“There were several positive trends in our first quarter financial results,” said Sherman Black, CEO of Qumu. “Revenue growth was strong and, excluding last year’s key win from a large technology customer, contracted commitments growth was very healthy. Qumu Enterprise in North America was a highlight in the quarter. We continued to achieve excellent customer renewal rates of more than 95% from our existing Qumu Cloud term-based customers and Qumu Enterprise maintenance customers. Additionally, we made substantial progress on our strategic plan to address the large and growing Qumu Cloud opportunity in North America and APAC and have expanded this product line’s pipeline considerably during the quarter.”

“Our first quarter contracted commitments and revenue contribution from EMEA were behind plan. We moved quickly to address this shortfall and get our EMEA sales execution back on track. We promoted Peter Shutte to lead EMEA sales in addition to Americas Sales. Peter is implementing best practices and processes across both regions and driving collaboration, targeting our multinational prospects and clients. We have also brought our EMEA demand generation and marketing activities in house and will be strengthening that capability. These actions should improve our close rate on significant EMEA deals as well as grow that region’s pipeline to drive momentum for the remainder of 2015.

“Pipeline development and significant contract wins enabled by our key channel partners have been slow in coming. In response, we have refocused our efforts in the channel and are close to finalizing a key partner relationship in APAC,” continued Mr. Black.

First Quarter Highlights

•	Contracted commitments of $8.1 million for the first quarter of 2015 were received from seven new customers across a range of industries, including automotive, financial services, forest products and a non-profit service organization. The maintenance and Qumu Cloud renewal rates in the quarter were both over 95%.

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•	Backlog grew to $33.9 million at March 31, 2015 compared with $31.6 million at the end of December 2014.
•	Revenue of $6.0 million increased 52% as compared to first quarter 2014. The revenue roll in from the year end 2014 backlog was $4.5 million. The lower than anticipated first quarter revenue reflected a relatively low conversion of first quarter contracted commitments into first quarter revenue.
•	Gross margin was 37% in the first quarter of 2015 compared with 35% in the first quarter of 2014. While revenues have increased, the Company still lacks scale to cover the investments made in customer support and professional services to support growth and deploy backlog. Gross margin improvement has been dampened by these higher costs expensed ahead of reporting revenue.
•	Operating expenses were $12.2 million in the first quarter compared with $8.7 million in the first quarter of 2014. R&D expenses increased $0.8 million and SG&A expenses increased $2.7 million compared to last year’s first quarter. R&D expenses were up $0.3 million due to the addition of Kulu Valley and $0.5 million from increased headcount and program spending. The increase in SG&A expenses was primarily due to higher sales costs of $0.9 million for increased headcount and commissions, $0.7 million due to the addition of Kulu Valley and $0.9 million from one-time first quarter expenses for transition and restructuring expenses.
•	The first quarter 2015 operating loss was $10.0 million compared with a $7.3 million loss in the first quarter of 2014.
•	Cash and marketable securities at the end of March were $27.4 million compared with $35.2 million at the end of December 2014, reflecting the first quarter operating loss and incentive payouts. Not included in the $27.4 million quarter end cash balance was $2.3 million in proceeds from the sale of the disc publishing business in July 2014 that are in escrow and reported as restricted cash on the March 31, 2015 balance sheet. This escrow is scheduled to be released to the Company in October 2015.

“Looking ahead, we remain confident that the market for video in the enterprise is strong and growing rapidly. More and more businesses are recognizing that video must be a part of their enterprise fabric and their investments in video will continue to grow. Qumu is well positioned to capitalize on this growth. Whether a client wants an on premise deployment, the convenience of the cloud or a hybrid solution, we believe Qumu offers the best solution. We are committed to improving our execution. We have taken steps to address the shortfalls in EMEA and the channel, but will not see results overnight. Even though we expect to see significantly improved results in the second half of the year, we have revised our outlook for the full year 2015,” concluded Mr. Black.

Revised Guidance for 2015

With the slow first quarter start of the Company’s 2015 EMEA contracted commitments and the slower than expected development of the channel pipeline, the Company is now expecting annual revenue growth in 2015 to exceed 40% compared to 2014. With this adjusted revenue growth expectation, the Company now expects gross margins to improve from 2014 and exceed 50% for all of 2015. The Company is also in the process of reassessing its hiring and spending plans with the intention of still ending 2015 with greater than $20 million in cash and marketable securities.

Consolidated First Quarter Financial Results

On a consolidated basis, including both continuing and discontinued operations, the first quarter 2015 net loss was $9.9 million or ($1.08) per share.

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The total revenues and operating loss reported for the first quarter 2015 reflect the financial results from the Company’s continuing software business operations. The disc publishing results and associated financial impacts from the sale of this business have been classified as discontinued operations for the first quarter 2015 and first quarter 2014 in accordance with GAAP.

Conference Call

The Company has scheduled a conference call and webcast to review its first quarter results today, May 7, 2015 at 4:30 p.m. Eastern Time. The dial-in number for the conference call is 877-407-8293 for domestic participants and 201-689-8349 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue; the demand for the Company’s products or software; the effect of changes in technology; the development and marketing of new products; risks related to Qumu’s ability to operate its retained software business following the sale of the disc publishing business on July 1, 2014; the challenges associated with transitioning the software business and disc publishing business to separate, standalone operations following the sale; Qumu’s ability to effectively integrate the products, business, employees, technologies and other aspects of Kulu Valley; Qumu’s ability to realize the benefits and synergies of the acquisition of Kulu Valley; and Qumu’s ability to expand the Qumu and Kulu Valley solutions with its current customers and geographically. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu

Video is today’s document. Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, deliver and measure the success of their videos. Qumu’s innovative solutions release the power in video to engage and empower employees, partners and clients. Organizations around the world realize the greatest possible value from video they create and publish using Qumu. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contacts:
James Stewart, CFO
Qumu Corporation
952/683-7878

Or

EVC Group
Doug Sherk, 415-652-9100

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QUMU CORPORATION
Selected Consolidated Financial Information
(unaudited - in thousands, except per share data)

Condensed Consolidated Statements of Operations Information:

	Three months ended March 31,
	2015	2014

Continuing Operations:
Revenues	$5,969	$3,929
Cost of revenues	3,775	2,539
Gross profit	2,194	1,390
Operating expenses:
Research and development	2,802	2,024
Selling, general and administrative	9,192	6,517
Amortization of purchased intangibles	199	157
Total operating expenses	12,193	8,698
Operating loss	(9,999)	(7,308)
Other expense, net	(48)	(15)
Loss before income taxes	(10,047)	(7,323)
Income tax benefit	(174)	(1,150)
Net loss from continuing operations	(9,873)	(6,173)
Net income (loss) from discontinued operations, net of tax	(67)	2,244
Net loss	(9,940)	(3,929)

Net loss from continuing operations per basic and diluted share	$(1.07)	$(0.71)
Net income (loss) from discontinued operations per basic and diluted share	$(0.01)	$0.26
Net loss per basic and diluted share	$(1.08)	$(0.45)

Basic and diluted weighted average shares outstanding	9,168	8,700

Non-Cash Charges Included in Continuing Operations:

	Three months ended March 31,
	2015	2014
Continuing Operations:
Depreciation	$233	$158
Amortization of intangibles
Cost of revenues	316	140
Amortization of purchased intangibles	199	157
Equity compensation
Cost of revenues	36	7
Research and development	81	58
Selling, general and administrative	451	284

Condensed Consolidated Balance Sheet Information:

	Balance as of
	March 31, 2015	December 31, 2014

Cash and marketable securities	$27,421	$35,170
Restricted cash	2,300	2,300
Receivables	5,939	10,090
Inventories	405	168
Total current assets	42,442	52,752
Property and equipment, net	1,833	1,899
Total assets	68,440	80,177
Total current liabilities	18,127	19,377
Total non-current liabilities	2,192	2,527
Total stockholders’ equity	48,121	58,273

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